UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Dittrich, Howard
   10030 Barnes Canyon Blvd.


   San Diego, CA  92121
2. Issuer Name and Ticker or Trading Symbol
   Molecular Biosystems, Inc. (MB)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   03/99
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Vice President, Research,
   Medical, & Regulatory Affairs
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                  12/01/98    A        20,000 (1)    A               25,593         D  Direct

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $2.7500         01/21/99       A         65,000                            01/21/00 (2) 01/21/09
to buy)
Incentive Stock Option (right  $9.6875         05/12/98       A         10,322                            04/01/99     05/12/08
to buy)
Non-Qualified Stock Option     $3.3125         11/17/98       A         40,000                            11/17/99     11/17/08
(right to buy)
Non-Qualified Stock Option     $9.6875         05/12/98       A         15,978                            04/01/99     05/12/08
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right  01/21/99  Common Stock                   65,000                    65,000        D   Direct
to buy)
Incentive Stock Option (right  05/12/98  Common Stock                   10,322                    10,322        D   Direct
to buy)
Non-Qualified Stock Option     11/17/98  Common Stock                   40,000                    40,000        D   Direct
(right to buy)
Non-Qualified Stock Option     05/12/98  Common Stock                   15,978                    15,978        D   Direct
(right to buy)

Explanation of Responses:

(1)
Restricted stock grant which vests on February 1, 2000
(2)
Options vest in equal yearly installments of 25% beginning 1/21/00.

SIGNATURE OF REPORTING PERSON
/S/ Dittrich, Howard
DATE